                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/ Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                               ENVIROSOURCE, INC.
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                               ENVIROSOURCE, INC.
 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


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/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

                                                   (Bulletin No. 171, 10-11-96)
    ___________________________________________________________________________

                             [PRELIMINARY COPIES]


                              ENVIROSOURCE, INC.
                          1155 Business Center Drive
                            Horsham, PA 19044-3454


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                JUNE 19, 1997


   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ENVIROSOURCE, INC., a Delaware corporation (the "Company"), will be held at the offices of Credit Lyonnais New York Branch, 1301 Avenue of the Americas, 19th Floor, New York, New York, on Thursday, June 19, 1997 at 10:00 A.M. (local time), for the following purposes:

     1. To approve the amendment of the Company's certificate of incorporation in order to set the size of the Board of Directors at between six and eleven members.

     2. To elect the members of Class B of the Board of Directors.


     3. To ratify and approve the selection of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending December 31, 1997.

     4. To transact such other and further business as may properly come before the meeting or any adjournment or adjournments thereof.

   Holders of record of shares of the Company's Common Stock at the close of business on April 21, 1997 are entitled to notice of and to vote at the meeting. A complete list of the Company's stockholders will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for ten days prior to the meeting at the offices of American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, New York. The list will also be produced and kept at the time and place of the meeting and may be inspected by any stockholder who is present.

   A copy of the Company's 1996 Annual Report to Stockholders is enclosed herewith.

                                          By Order of the Board of Directors

                                          /s/ LEON Z. HELLER
                                          ------------------------------------
                                          LEON Z. HELLER
                                          Secretary


Dated: April 30, 1997

                              ENVIROSOURCE, INC.
                          1155 Business Center Drive
                            Horsham, PA 19044-3454

                                    ------

                               PROXY STATEMENT
                      For Annual Meeting of Stockholders
                         to be held on June 19, 1997

                                    ------


                                                                April 30, 1997

To the Stockholders:

   This Proxy Statement is furnished to you in connection with the Annual Meeting of the Stockholders (the "Annual Meeting") of EnviroSource, Inc., a Delaware corporation (the "Company"), and the related solicitation by the Board of Directors of the Company of Proxies in the accompanying form, to be held at the offices of Credit Lyonnais New York Branch, 1301 Avenue of the Americas, 19th Floor, New York, New York, on Thursday, June 19, 1997 at 10:00 A.M. (local time) and at any subsequent time that may be necessary by the adjournment thereof.

   If you were a holder of record of shares of the Company's Common Stock at the close of business on April 21, 1997, you are entitled to vote at the Annual Meeting. If you cannot be present at the Annual Meeting in person, a form of Proxy is enclosed, which the Board of Directors requests you to execute and return as soon as possible. A Proxy can be revoked at any time before it is voted, in person at the Annual Meeting, by executing and submitting a new Proxy that is dated a date after the Proxy to be revoked or by delivery of a duly executed written statement to that effect addressed to the Secretary of the Company.

   As of the close of business on April 21, 1997, there were outstanding and entitled to vote at the Annual Meeting 40,351,446 shares of Common Stock, $.05 par value (the "Common Stock"). Each share of Common Stock is entitled to one vote.

   ALL STOCKHOLDERS ARE URGED TO FILL IN, SIGN, DATE AND MAIL THE ENCLOSED PROXY. If mailed in the United States in the enclosed envelope, no postage is required. The prompt return of your Proxy to vote your shares of Common Stock will save the Company the expense of further communication. If you attend the Annual Meeting and vote in person, the Proxy will not be used.

   The Proxy Statement and the Proxies in the accompanying form are first being sent to stockholders on or about April 30, 1997.

                          PROXIES AND VOTE REQUIRED

   THE PERSONS NAMED IN THE ACCOMPANYING PROXY INTEND TO VOTE PROXIES FOR THE ELECTION OF NOMINEES FOR DIRECTOR DESCRIBED HEREIN UNLESS AUTHORITY TO VOTE FOR ANY OR ALL OF THE NOMINEES IS WITHHELD. In the event that any nominee at the time of election shall be unable or for good reason unwilling to serve (which contingencies are not now contemplated or foreseen) and other nominees shall be nominated, the persons named in the Proxy shall have the discretion and authority to vote or refrain from voting in accordance with their judgment on such other nominations. IN ADDITION, UNLESS OTHERWISE SPECIFIED IN THE PROXY, PROXIES WILL BE VOTED FOR THE APPROVAL OF THE AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND FOR THE RATIFICATION AND APPROVAL OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997. See "Other Matters" with respect to additional discretion and authority conferred by the accompanying Proxy.

   The presence in person or by proxy of a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting is required for a quorum. If a quorum is present, those nominees receiving a plurality of the votes cast will be elected. Accordingly, shares not voted in the election of directors (including shares covered by a Proxy as to which authority is withheld to vote for all nominees) and shares not voted for any particular nominee (including shares covered by a Proxy as to which authority is withheld to vote for only one or less than all of the nominees) will not prevent the election of any of the nominees for director. Approval of the amendment of the Company's certificate of incorporation (Proposal 1) requires the affirmative vote of 66 2/3 % of the outstanding shares of Common Stock. For all other matters submitted to stockholders at the Annual Meeting, including Proposal 3, if a quorum is present the affirmative vote of a majority of the shares voted is required for approval. As a result, abstention votes with respect to any of the foregoing matters will have the effect of a vote against such matter.

   Shares held by brokers and other stockholder nominees sometimes are voted on certain matters but not others. This can occur, for example, when a broker is instructed by the beneficial owner of shares of Common Stock, or otherwise has the authority, to vote on a particular matter but is not instructed on one or more others. These are known as "non-voted" shares. Non-voted shares will be counted for purposes of determining whether there is a quorum at the Annual Meeting, but with respect to the matters as to which they are "non-voted" (other than for Proposal 1) they will have no effect upon the outcome of the vote thereon. Shares that are "non-voted" with respect to Proposal 1 will have the effect of a vote against the proposal.

                                  PROPOSAL 1

                  AMENDMENT OF CERTIFICATE OF INCORPORATION --
                        CHANGE OF NUMBER OF DIRECTORS

   Recently, two of the Company's directors, Charles P. Rullman, Jr. and Arthur R. Seder, Sr., indicated their desire to step down from the Board in order to devote more time to matters unrelated to the Company. In light of these impending resignations, the Board considered the question of its size and concluded that it would be able to function more effectively with nine members, rather than the current eleven. The number of directors of the Company is presently fixed at eleven, under paragraph (a) of Article FIFTH of its Amended and Restated Certificate of Incorporation (the "Charter"). The Board also believes that it will be more efficient to permit the Board to set the precise number of directors in the future, within the range of six to eleven, rather than require that the stockholders approve each change in the number of directors, which would be necessary if fixed in the Charter. Accordingly, the Board has approved, and recommends that the stockholders approve, the following amendment (the "Charter Amendment") of the Charter. The Charter Amendment provides that the Board will consist of between six and eleven directors, with the precise number within that range being fixed in or as approved under the By-laws of the Company. The Board has adopted an amendment to the By-laws, contingent upon stockholder approval of the Charter Amendment, providing that the Board will consist of nine members. The Charter Amendment provides as follows:

        "The Amended and Restated Certificate of Incorporation of the Company be amended by: (1) deleting paragraph (a) of Article FIFTH thereof in its entirety; and (2) inserting in lieu thereof the following new paragraph (a), to read in its entirety as follows:

             (a) The Board of Directors of the Corporation shall consist of such number of directors, not less than six nor more than eleven, as shall be fixed from time to time under or as provided in the By-laws of the Corporation."

   If the Charter Amendment is adopted, the Board will continue to consist of three classes, Class A, Class B and Class C, and the By-law amendment referred to above will become effective. Classes A, B and C will each consist of three directors who will continue to serve for a three-year term and until their respective successors have been elected and qualified (or as otherwise provided under the By-laws of the Company).

   Pursuant to the terms of the Charter, the affirmative vote of 66 2/3 % of the outstanding shares of Common Stock is required for approval of any amendment to the Charter.

   THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE CHARTER AMENDMENT.


                                  PROPOSAL 2

                        ELECTION OF CLASS B DIRECTORS

   The Board of Directors of the Company consists of three classes: Class A, Class B and Class C. Currently, Class A consists of three directors and Classes B and C each consist of four directors, but if the Charter Amend-ment is approved, each Class will consist of three directors. Directors in each class serve for a three-year term and until their respective successors have been elected and qualified (or as otherwise provided under the By-laws of the Company). The term of the present Class B directors will end with this year's Annual Meeting, the term of the present Class C directors will end with the 1998 Annual Meeting and the term of the present Class A directors will end with the 1999 Annual Meeting.

   If the Charter Amendment is approved, three directors, to serve as Class B directors, will be elected at the Annual Meeting, to hold office until the 2000 Annual Meeting and until their respective successors have been elected and qualified (or as otherwise provided under the By-laws of the Company). If the Charter Amendment is not approved, four Class B Directors will be elected at the Annual Meeting. The names of the nominees for director and the names of the directors continuing in office whose terms do not expire in 1997, together with certain information furnished to the Company by each nominee and director, are set forth below (see also "Security Ownership of Certain Beneficial Owners").

   THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES FOR CLASS B DIRECTORS INDICATED BELOW.


NOMINEES FOR ELECTION AS CLASS B DIRECTORS

CLASS B DIRECTORS

   Wallace B. Askins (age 66) has been a director of the Company since 1978. Mr. Askins served as Executive Vice President and Chief Financial Officer of Armco Inc. ("Armco") (a manufacturer of steel and other products) from June 1984, and as a director of Armco from December 1985, until his retirement in November 1992. Mr. Askins is a director of Trump Hotel & Casino Resorts, Inc.

   John M. Roth (age 38) became a director of the Company in May 1993. Mr. Roth joined Freeman Spogli & Co. ("FS&Co.") in March 1988 and became a general partner in March 1993. Mr. Roth is also a director of Brylane, Inc.

   J. Frederick Simmons (age 42) became a director of the Company in May 1993. Mr. Simmons joined FS&Co. in 1986 and became a general partner in January 1991. He is also a director of Buttrey Food and Drug Stores Company.

   In the event the Charter Amendment is not approved, the following individual has been designated by the Company as a nominee for election as a Class B director. If the Charter Amendment is approved, Mr. Seder will not be considered a nominee.

   Arthur R. Seder, Jr. (age 77) has served as a director of the Company since June 1988. Mr. Seder is a consultant in matters relating to the natural gas industry. He served as Special Counsel to Columbia Gas Transmission Corporation from June 1988 until 1992. From 1985 to 1988, he was of counsel to the Washington, D.C. office of the law firm of Sidley & Austin. From 1976 until April 1985, he was Chairman and Chief Executive Officer of American Natural Resources Company (a diversified energy and transportation company).

CLASS C DIRECTORS

   Raymond P. Caldiero (age 62) has served as a director of the Company since February 1992. Mr. Caldiero has served as Chairman of Caldiero International, Inc. (a consultant in the areas of hotel development, lobbying, marketing and sales) since 1989. He is a director of Capital Bank and served as a director of Envirosafe Services, Inc. ("Envirosafe") from 1987 until February 1992. Mr. Caldiero became a director of the Company in February 1992 pursuant to the terms of a merger agreement between Envirosafe and a wholly-owned subsidiary of the Company.

   Mark J. Doran (age 33) became a director of the Company in August 1994. Mr. Doran joined FS&Co. in 1988.

   Charles P. Rullman, Jr. (age 48) became a director of the Company in January 1995. Mr. Rullman joined Freeman Spogli & Company, Inc. ("FSCI"), an affiliate of FS&Co., as a principal in January 1995. Mr. Rullman was a partner at Westar Capital from October 1992 until he joined FSCI. From 1973 to 1992, Mr. Rullman was employed by BT Securities Corp., serving last as a Managing Director. In the event (and only in the event) the Charter Amendment is approved, Mr. Rullman intends to step down from the Board of Directors.

   Ronald P. Spogli (age 49) became a director and Chairman of the Board of the Company in May 1993. Mr. Spogli is a founding partner of FS&Co. He is also a director of Brylane, Inc., Buttrey Food and Drug Stores Company, Calmar, Inc., and The Pantry, Inc.

CLASS A DIRECTORS

   Louis A. Guzzetti, Jr. (age 58) has been a director and President and Chief Executive Officer of the Company since October 1986.

   Jeffrey G. Miller (age 55) was re-elected as a director of the Company in August 1993. Mr. Miller has been a professor of Environmental Law at Pace University School of Law since 1987. He has also been of counsel to the Seattle and Washington D.C. law firm of Perkins Coie since 1987 practicing Environmental Law. Mr. Miller was a director of Envirosafe from 1987 until February 1992. He became a director of the Company in February 1992 pursuant to the terms of a merger agreement between Envirosafe and a wholly-owned subsidiary of the Company. Mr. Miller resigned as a director on May 13, 1993 pursuant to the terms of the purchase agreement by which an affiliate of FS&Co. acquired its interest in the Company.

   Jon D. Ralph (age 32) has been a director of the Company since August 1993. Mr. Ralph joined FS&Co. in August 1989. Mr. Ralph is also a director of The Pantry, Inc.

OTHER INFORMATION AS TO DIRECTORS

   During the fiscal year ended December 31, 1996, the Board of Directors held five meetings.

   The Board of Directors has an Executive Committee, consisting of Messrs. Guzzetti, Simmons and Spogli; an Audit Committee, consisting of Messrs. Askins, Rullman and Seder; and a Compensation and Stock Option Committee (the "Compensation Committee"), consisting of Messrs. Askins, Caldiero, Roth and Simmons.

   The function of the Executive Committee is to exercise the powers and authority of the full Board of Directors, to the extent permitted by law, when it is not in session. During 1996, the Executive Committee held no meetings.

   The primary function of the Audit Committee, which held two meetings during 1996, is to review the scope and results of each year's annual audit as well as the Company's internal accounting procedures.

   The function of the Compensation Committee is to administer the Company's stock option plans, to award stock options thereunder and to review and make recommendations concerning other Company plans, executive compensation and such other matters referred to it by the Board of Directors. The Compensation and Stock Option Committee held one meeting during 1996.

   The Company pays each director other than Mr. Guzzetti and general partners or employees of FS&Co. and FSCI an annual fee of $15,000 (payable in four equal quarterly installments). In addition, the Company pays the reasonable expenses of each director in connection with his attendance at each meeting of the Board of Directors or any committee thereof. In connection with their election in February 1992 as directors of the Company, each of Mr. Caldiero and Mr. Miller was granted an option to purchase 20,000 shares of Common Stock of the Company at an exercise price of $2.625 per share, which became exercisable in September 1993 and expires in March 2002. Pursuant to its terms, Mr. Miller's option would have expired 90 days after his resignation in May 1993. In connection with his reelection to the Board of Directors in August 1993, the Company amended Mr. Miller's option to provide that his option will remain in effect, as if he had not resigned, during the period from May 13, 1993 until such reelection. On August 5, 1993, Mr. Askins was granted an option to purchase 20,000 shares of Common Stock of the Company at an exercise price of $4.25 per share, which became exercisable in August 1995 and expires in August 2003. On November 1, 1993, the Company granted an option to purchase 20,000 shares of Common Stock of the Company to Mr. Seder at an exercise price of $4.25 per share, which became exercisable in November 1995 and expires in November 2003. Mr. Seder's previously issued option to purchase 20,000 shares of Common Stock at an exercise price of $7.75 was terminated at the same time.

   In 1995, the Company also adopted a Stock Option Plan for Non-Affiliate Directors (the "Plan"), which was ratified and approved by the stockholders of the Company at the 1995 Annual Meeting. Pursuant to the Plan, each director of the Company who is neither an employee of the Company nor an affiliate of FS&Co. (i) automatically is granted an option to purchase 5,000 shares of Common Stock as of January 1 of each year, and (ii) is given the right, exercisable on or before January 1 of each year, to make an irrevocable election to receive an option to purchase shares of Common Stock in lieu of receiving his annual director's fee for that particular year. Each of Mr. Askins and Mr. Seder elected to receive options to purchase shares of Common Stock in lieu of their annual director's fees for 1995, and only Mr. Askins elected to receive options to purchase shares of Common Stock in lieu of his annual director's fee for 1996 and 1997.

                        SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

   The Company's records and other information obtained by the Company from outside sources indicate that, as of April 1, 1997, the following persons were the beneficial owners of more than 5% of the outstanding shares of the Common Stock of the Company.


                                              Number of
                                               Shares
         Name and Address                   Beneficially             Percent
      of Beneficial Owner(l)                    Owned               of Class
 ---------------------------------         ---------------          ----------
FS Equity Partners II, L.P.
   c/o Freeman Spogli & Co.(2) ....          19,360,471(3)            47.8%
   11100 Santa Monica Blvd.
   Suite 1900
   Los Angeles, CA 90025
The IBM Retirement Plan Trust
   Fund ..........................            2,702,536(4)             6.7%
   262 Harbor Place
   Stamford, CT 06904-2399
Gabelli Funds, Inc.(5)  ..........            2,072,900                5.1%
   One Corporate Center
   Rye, NY 10580-1434


------
(1) To the best of the Company's knowledge, except as otherwise provided herein, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) FS&Co., as general partner of FS Equity Partners II, L.P. ("FSEP"), has the sole power to vote and dispose of such shares. Messrs. Roth, Simmons and Spogli, each of whom is a director of the Company, and Bradford M. Freeman and William M. Wardlaw are general partners of FS&Co., and as such may be deemed to be the beneficial owners of the shares of the Company's Common Stock indicated as beneficially owned by FSEP.

(3) Includes 173,376 shares issuable upon exercise of warrants held by FSEP.

(4) Includes 24,203 shares issuable upon exercise of warrants held by The IBM Retirement Plan Trust Fund (the "IBM Trust").

(5) Gabelli Funds, Inc. and its Chairman, CEO and majority stockholder, Mario
    J. Gabelli, Jr., may be deemed to have beneficial ownership of these shares. The shares are held with sole voting and investment power by Gabelli Funds, Inc. or its affiliates, except for 80,000 shares which are held without voting power and 150,000 shares as to which the voting power is contingent.

SECURITY OWNERSHIP OF MANAGEMENT

   As of April 1, 1997, the following directors, executive officers and all directors and officers as a group, were the beneficial owners of shares of Common Stock of the Company.

                                                                        Common Stock
                                                                  Beneficially Owned as of
                                                                      April 1, 1997(1)
                                                               -----------------------------
                                                                   Number of       Percent
                Name and Position with Company                      Shares         of Class
               --------------------------------                ---------------    ----------
Class A Directors
     Louis A. Guzzetti, Jr., President and Chief Executive
        Officer .............................................       715,831(2)        1.8%
     Jeffrey G. Miller  .....................................        30,000(3)         *
     Jon D. Ralph  ..........................................         --              --

Class B Directors
     Wallace B. Askins  .....................................        84,001(3)         *
     John M. Roth(4)  .......................................    19,360,471(5)       47.8%
     Arthur R. Seder, Jr.  ..................................        56,216(3)         *
     J. Frederick Simmons(4)  ...............................    19,360,471(5)       47.8%

Class C Directors
     Raymond P. Caldiero  ...................................        30,000(3)         *
     Mark J. Doran  .........................................         --              --
     Charles P. Rullman, Jr.  ...............................         --              --
     Ronald R. Spogli, Chairman of the Board(4)  ............    19,360,471(5)       47.8%

Other Four Most Highly Compensated Executive Officers
   Aarne Anderson ...........................................        85,431(2)         *
   Jerrold I. Dolinger(6) ...................................       151,951(2)         *
   George E. Fuehrer ........................................       223,409(2)         *
   James C. Hull ............................................       116,000(2)         *
All directors and officers as a group (18 persons)  .........    20,918,057(7)       50.4%

------
* Less than 1%

(1) Unless otherwise disclosed, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2) Includes (i) shares for which options under EnviroSource's Incentive Stock Option Plan, EnviroSource's 1993 Stock Option Plan are exercisable by executive officers within 60 days, as follows: Mr. Guzzetti, 345,426 shares; Mr. Anderson, 62,752 shares; Mr. Dolinger, 106,133 shares; Mr. Fuehrer, 159,733 shares; and Mr. Hull, 58,486 shares; and (ii) shares held through the EnviroSource, Inc. Savings Plan and EnviroSource, Inc. Profit Sharing Plan as of December 31, 1996, as follows: Mr. Guzzetti, 91,148 shares; Mr. Anderson, 10,679 shares; Mr. Dolinger, 25,818 shares; Mr. Fuehrer, 33,526 shares; and Mr. Hull, 56,014 shares.

(3) Includes shares for which options under EnviroSource's Stock Option Plan for Non-Affiliate Directors or otherwise are exercisable by directors within 60 days, as follows: Mr. Askins, 67,645 shares; Mr. Caldiero, 30,000 shares; Mr. Miller, 30,000 shares; and Mr. Seder, 46,216 shares.

(4) All shares shown as beneficially owned are held by FSEP. As general partner of FSEP, FS&Co. has the sole power to vote and dispose of such shares. Messrs. Roth, Simmons and Spogli, each of whom is a director of the Company, are general partners of FS&Co., and as such may be deemed to be the beneficial owners of the shares of the Company's Common Stock held by FSEP.

(5) Includes 173,376 shares issuable upon exercise of warrants held by FSEP.

(6) Mr. Dolinger ceased to serve as an officer of the Company effective December 31, 1996.

(7) Includes (i) 940,623 shares for which options under EnviroSource's Incentive Stock Option Plan, EnviroSource's 1993 Stock Option Plan, EnviroSource's Stock Option Plan for Non-Affiliate Directors or otherwise are exercisable within 60 days; (ii) 247,700 shares held through the EnviroSource, Inc. Savings Plan, the EnviroSource, Inc. Profit Sharing Plan or otherwise as of December 31, 1996; (iii) 19,187,095 shares held of record by FSEP; and (iv) 173,376 shares issuable upon exercise of warrants held by FSEP. See footnote (4) for an explanation of the relationship between certain directors and FSEP.

                            EXECUTIVE COMPENSATION

   The following table sets forth all compensation awarded to, earned by or paid to the Chief Executive Officer and the other four most highly compensated executive officers of the Company for the last three completed fiscal years.

SUMMARY COMPENSATION TABLE

                                                                            Long Term
                                             Annual Compensation           Compensation
                                      --------------------------------    ---------------
                                                                            Number of         All Other
    Name and Principal Position         Year      Salary       Bonus      Stock Options      Compensation
   -----------------------------       ------   ----------    ---------   ---------------   --------------
Louis A. Guzzetti, Jr.  ............    1996     $409,161     $      0        70,000          $34,763(1)
 Chief Executive Officer                1995      403,000      103,000       106,640           39,612(2)
                                        1994      401,500      207,000             0           29,184(3)

Aarne Anderson  ....................    1996      147,234            0         8,600           13,228(1)
 Vice President, Taxes                  1995      144,675       28,000        13,330           14,399(2)
                                        1994      142,100       56,500             0           11,368(3)

Jerrold I. Dolinger  ...............    1996      172,015            0         4,000           13,666(1)
 Vice President, Corporate              1995      168,188       10,000        24,000           16,929(2)
 Development                            1994      161,750       80,000             0           12,587(3)

George E. Fuehrer  .................    1996      182,694            0        26,880           21,454(1)
 Senior Vice President, Planning        1995      180,375       65,000        26,660           15,611(2)
                                        1994      177,625       85,600             0            8,932(3)

James C. Hull  .....................    1996      197,716            0        14,000           21,136(1)
 Vice President and Chief Financial     1995      195,250       45,000        21,330           22,963(2)
 Officer                                1994      192,250       84,000             0           18,612(3)


------
(1) Includes Company contributions to accounts in the EnviroSource, Inc. Savings Plan, as follows: Mr. Guzzetti, $9,000; Mr. Anderson, $4,411; Mr. Dolinger, $4,500, Mr. Fuehrer, $9,000, and Mr. Hull, $9,000; Company contributions to accounts in the EnviroSource, Inc. Profit Sharing Plan of $7,500 each for Messrs. Guzzetti, Anderson, Dolinger, Fuehrer, and Hull; and Company contributions to accounts in the EnviroSource, Inc. Supplemental Executive Retirement Plan, as follows: Mr. Guzzetti, $18,263; Mr. Anderson, $1,317; Mr. Dolinger, $1,666; Mr. Fuehrer, $4,954;
    and Mr. Hull $4,636.

(2) Includes Company contributions to accounts in the EnviroSource, Inc. Savings Plan, as follows: Mr. Guzzetti, $9,000; Mr. Anderson, $4,340; Mr. Dolinger, $4,500; Mr. Fuehrer, $2,060; and Mr. Hull, $9,000; Company contributions to accounts in the EnviroSource, Inc. Profit Sharing Plan of $7,500 each for Messrs. Guzzetti, Anderson, Dolinger, Fuehrer, and Hull; and Company contributions to accounts in the EnviroSource, Inc. Supplemental Executive Retirement Plan, as follows: Mr. Guzzetti, $23,112; Mr. Anderson, $2,559; Mr. Dolinger, $4,929; Mr. Fuehrer, $6,051;
    and Mr. Hull, $6,463.

(3) Includes Company contributions to accounts in the EnviroSource, Inc. Savings Plan, as follows: Mr. Guzzetti, $9,000; Mr. Anderson, $4,263; Mr. Dolinger, $4,500; and Mr. Hull, $9,000; Company contributions to accounts in the EnviroSource, Inc. Profit Sharing Plan, as follows: Mr. Guzzetti, $7,500; Mr. Anderson, $7,105; Mr. Dolinger, $7,500; Mr. Fuehrer, $7,500;
    and Mr. Hull, $7,500; and Company contributions to accounts in the EnviroSource, Inc. Supplemental Executive Retirement Plan, as follows:
    Mr. Guzzetti, $12,684; Mr. Dolinger, $587; Mr. Fuehrer, $1,432 and Mr. Hull, $2,112.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

INDIVIDUAL GRANTS

                                              Percent of
                             Number of          Total
                             Securities      Options/SARs
                             Underlying       Granted to      Exercise or
                            Options/SARs     Employees in      Base Price                       Grant Date Present
Name                       Granted (#)(1)    Fiscal Year       ($/Sh)(2)     Expiration Date       Value ($)(3)
-----                      --------------   --------------    -------------   ---------------   ------------------
Louis A. Guzzetti, Jr.         70,000             24%            $3.75           2/14/06             $171,500
Aarne Anderson  ........        8,600              3%            $3.75           2/14/06               21,070
Jerrold I. Dolinger  ...        4,000              1%            $3.75           2/14/06                9,800
George E. Fuehrer  .....       26,880              9%            $3.75           2/14/06               65,856
James C. Hull  .........       14,000              5%            $3.75           2/14/06               34,300

------
(1) These options vest at the annual rate of 33 1/3 % beginning on the first anniversary of the date of grant.

(2) The exercise price is equal to the closing market price of the Company's Common Stock on the date of grant.

(3) The grant date present values were determined using the Black-Scholes pricing model and the following assumptions: 46% expected stock price volatility, 5.6% risk free rate of return, zero dividend yield and option exercise at the end of the 10-year term.


AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

   The following table sets forth the number and value at December 31, 1996 of all exercisable and unexercisable options held by the Chief Executive Officer and the other four most highly compensated executive officers of the Company under the Company's Incentive Stock Option Plan and the 1993 Stock Option Plan. In 1996 none of the named executive officers exercised any options.

                                      Number of
                                      Securities                  Value of
                                      Underlying                Unexercised
                                     Unexercised                In-the-Money
                                   Options/SARs at            Options/SARs at
                                      FY-End (#)                 FY-End ($)
                                    ---------------            ---------------
                                     Exercisable/               Exercisable/
          Name                      Unexercisable             Unexercisable(1)
         ------                    ---------------            ---------------
Louis A. Guzzetti, Jr.             286,547/173,093               $5,700/$--
Aarne Anderson  ........             55,443/21,487                 1,900/--
Jerrold I. Dolinger  ...             96,880/27,200                 3,800/--
George E. Fuehrer  .....            141,887/52,653                 3,800/--
James C. Hull  .........             46,710/34,620                 3,800/--


------
(1) The value of unexercised in-the-money options represents the difference between the fair market value of the underlying securities as of December 31, 1996 and the exercise price of such options.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Compensation Committee of the Board of Directors is composed of two independent outside directors and two directors who are general partners of FS&Co. The Compensation Committee has responsibility for administering the policies that govern employee compensation programs and executive compensation, and for reviewing and making recommendations concerning the Company's employee benefit plans, executive compensation and such other matters as are referred to it by the Board of Directors. The Compensation Committee has furnished the following report on executive compensation:

     The Compensation Committee believes it is important to align the financial interests of the Company's senior managers, including the Chief Executive Officer, with those of its stockholders. In furtherance of this objective, the Company relies to a significant degree on annual incentive compensation and stock options in addition to base compensation.

     Base Compensation. The Company attempts to offer new executive officers base compensation believed to be somewhat below average for companies of comparable size, complexity and geographic location. Annual increases in base compensation have generally been intended to approximate competitive wage escalation including, where appropriate, adjustments based on merit. The Compensation Committee has not historically reviewed initial decisions regarding base compensation for new executive officers (other than the Chief Executive Officer), but the Compensation Committee does approve annual increases for executive officers.

     Incentive Compensation. The remainder of executive compensation is tied to corporate performance. The Company relies on annual incentive compensation and stock options to provide incentives to executives to meet the Company's business, financial and strategic objectives, and to reward and retain executives who perform in furtherance of those objectives.

     The Company's incentive compensation program for executive officers is based on a combination of financial and non-financial goals. The annual incentive compensation "pool" is the sum of the target bonuses of each of the Company's executive officers, escalated up to 150% of target or reduced to as low as zero, depending on the extent to which the Company meets specified financial targets, typically expressed in relation to budgeted annual cash flow, operating income or net income. For 1996 and 1997 the target bonus has been set at 50% of base compensation for the Chief Executive Officer and 30-45% of base compensation for the Company's other executive officers. The extent to which an individual executive officer participates in bonuses, if any, from the pool depends on that individual's achievement of non- financial objectives negotiated annually between that individual and his or her supervisor and that individual's overall performance. Non-financial objectives involve projects or programs within each executive officer's area of responsibility. Early each year the Compensation Committee reviews management's proposed incentive compensation program financial targets, and the non-financial objectives of each of the Company's executive officers, for that fiscal year, as well as proposed awards, if any, in respect of the preceding fiscal year.

     No bonuses were awarded to executive officers for 1996 because the Company did not achieve the required level of operating income

     Stock Options. The Compensation Committee believes that stock options represent a desirable long- term compensation method because they reward Company performance that increases the value of stockholders' ownership. All options granted to executive officers under the Company's stock option plans have an exercise price at least equal to the fair market value of the Company's Common Stock on the date of grant, and all such options granted to executive officers since 1986 vest or have vested over periods of several years. These features help ensure the long-term nature of compensation through stock options.

     Early each year the Compensation Committee reviews the Chief Executive Officer's proposals for option awards, if any, to executive officers and other key employees, taking into account the Company's recent performance as well as the responsibilities, past performance, anticipated performance requirements of each of such individuals and previous option awards. The Company has not established any particular target ownership level for Company equity holdings by its executive officers. Options are also granted to newly-hired officers based on responsibilities and anticipated performance requirements.

     Compensation of Chief Executive Officer. The compensation of Mr. Guzzetti as Chief Executive Officer is based on a combination of performance indicators and long-term increase in stockholder value. Mr. Guzzetti's current base salary is somewhat above the average salary of peers at other comparable companies in recognition of his experience, years of service with the Company and the complexity of the Company's businesses. In 1996, the Chief Executive Officer received a 2% increase in his base compensation.


                                     Compensation and Stock Option Committee


                                     WALLACE B. ASKINS
                                     RAYMOND R CALDIERO
                                     JOHN M. ROTH
                                     J. FREDERICK SIMMONS

PERFORMANCE GRAPH

   Set forth below is a line-graph presentation comparing the cumulative total return on the Company's Common Stock, on an indexed basis, against the cumulative total returns of the Russell 2000 Index, the S&P Waste Management Index, and the Dow Jones Industrial-Diversified Index assuming $100 was invested on December 31, 1991.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
               AMONG ENVIROSOURCE, INC., THE RUSSELL 2000 INDEX,
                         THE S&P WASTE MANAGEMENT INDEX
                 AND THE DOW JONES INDUSTRIAL-DIVERSIFIED INDEX




     250|------------------------------------------------------------------|
        |               *                                                  |
        |                                                              &   |
     200|--------------------------------------------------------------@---|
        |                                                  &               |
        |                                                  @               |
     150|---------------------------*----------*---------------------------|
        |               @           &          &                           |
  D     |               &           @          @           *          *    |
  O  100|----*----------#--------------------------------------------------|
  L     |                                                 #           #    |
  L     |                          #          #                            |
  A   50|------------------------------------------------------------------|
  R     |                                                                  |
  S     |                                                                  |
       0|----|----------|---------|-----------|-----------|-----------|----|
           12/91      12/92     12/93       12/94       12/95       12/96


*=ENVIROSOURCE, INC.   &=RUSSELL 2000    #=S & P WASTE MANAGEMENT
                       @=DOW JONES INDUSTRIAL-DIVERSIFIED

* $100 INVESTED ON 12/31/91 IN STOCK OR INDEX-
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING DECEMBER 31.

CERTAIN TRANSACTIONS; COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
PARTICIPATION


MANAGEMENT AGREEMENT

   FS&Co. provides advice and assistance to the Company regarding corporate and financial planning and the development of business strategies. The Company does not pay FS&Co. a fee for such services but has agreed to reimburse FS&Co. for all expenses incurred in connection with such advice and assistance.

EMPLOYEE LOANS

   In 1986, the Company granted Mr. Guzzetti a loan of $500,000 (the "1986 Loan") bearing interest at 7.5% per annum and repayable in ten equal annual installments. The first three $50,000 annual installments were repaid in 1988, 1989 and 1990. In each of 1991 and 1992, the Company deferred the principal installment payment then due, extended the maturity of such loan by one year and loaned Mr. Guzzetti $26,250 to finance the payment of interest then due, represented by new notes bearing interest at 7.5% per annum. Effective March 31, 1993, the Company and Mr. Guzzetti agreed to amend the terms of the 1986 Loan to (i) increase the principal amount of such loan by the amount of interest otherwise due on March 31, 1993, (ii) reduce the interest rate commencing April 1, 1993 to 6% per annum, payable annually half in cash and half by adding to the principal amount of the loan on each due date of such interest, (iii) provide for a lump sum payment of principal and accrued and unpaid interest thereon on March 31, 1998, in lieu of annual installment payments, (iv) require payment in full within 30 days of termination of employment and (v) provide for forgiveness of all outstanding amounts due in the event Mr. Guzzetti dies while still employed by the Company. The outstanding principal amount (including financed interest payments) of the 1986 Loan as of April 1, 1997 was $486,994.

   In connection with Common Stock purchases by certain executive officers of the Company in January 1989, the Company loaned $350,000 to Mr. Guzzetti, $90,000 to Mr. Anderson, and $220,000 to Mr. Fuehrer. All of such indebtedness bore interest payable annually at the annual rate of 8%, and its principal amount was payable on the earlier of January 13, 1994 or the date of such borrower's termination of employment with the Company. On each of April 1, 1991 and April 1, 1992, the Company agreed to increase the principal amount of such loans by the amount of interest payments then due. Effective April 1, 1993, the Company agreed to (i) increase the principal amount of such loans by the amount of interest payments otherwise due on April 1, 1993, (ii) extend the maturity of such loans to March 31, 1998, (iii) reduce the interest rate payable on such loans to 6% per annum, payable annually half in cash and half by adding to the principal amount of such loans on each due date of such interest, (iv) require payment in full of all outstanding amounts due under the loans, including accrued interest, within 30 days of termination of employment and (v) provide for forgiveness of all outstanding amounts due under the loans in the event of the officer's death while still employed by the Company. The aggregate principal amounts (including financed interest payments) of such loans as of April 1, 1997 were $496,235 for Mr. Guzzetti, $127,603 for Mr. Anderson, and $311,920 for Mr. Fuehrer.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The members of the Company's Compensation Committee are Messrs. Askins, Caldiero, Roth and Simmons. Mr. Askins was an executive officer of the Company's predecessor, White Motor Corporation, from December 1976 until June 1984.

                                  PROPOSAL 3

                         RATIFICATION AND APPROVAL OF
                 SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

   The Board of Directors has selected Ernst & Young LLP ("Ernst & Young") as the Company's independent public accountants for the fiscal year ending December 31, 1997. Although it is not required to do so, the Board of Directors is submitting its selection of Ernst & Young to the stockholders for ratification and approval. If the selection is not ratified and approved, the Board of Directors will reconsider its choice but will not be bound by the refusal of the stockholders to ratify and approve the selection of Ernst & Young. A representative of Ernst & Young is expected to be present at the Annual Meeting, will have the opportunity to make a statement if such representative desires to do so and is expected to be available to respond to appropriate questions. The Board of Directors recommends that the stockholders vote FOR the ratification and approval of the selection of Ernst & Young as the Company's independent public accountants for the fiscal year ending December 31, 1997.

                             BENEFICIAL OWNERSHIP
                             REPORTING COMPLIANCE

   Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Company's equity and derivative securities. Based solely upon a review of the copies of the forms furnished to the Company, or written representations from reporting persons, the Company believes that during 1996 all filing requirements applicable to officers and directors were met except with respect to two reports of changes in ownership on Forms 4. Two Form 4 reports for George Milano, the Company's former Vice President and Controller, were required to be filed following Mr. Milano's sale of the Company's Common Stock in April and May, 1996, but inadvertently were not filed until January, 1997.

                                OTHER MATTERS

   The Board of Directors of the Company knows of no other matters that are to be brought before the Annual Meeting. If any other matter should be presented for proper action, the persons named in the Proxy shall have discretion and authority to vote or to refrain from voting in accordance with their judgment on such matters. In addition, the persons named in the Proxy shall have discretion and authority to vote or to refrain from voting in accordance with their judgment with respect to matters incidental to the conduct of the Annual Meeting.

   The cost of solicitation will be borne by the Company. Solicitation will be by mail, except for any incidental personal solicitation made by directors, officers and regular employees of the Company, none of whom will receive compensation therefor. The Company will also request banks and brokers to solicit their customers who have a beneficial interest in shares of Common Stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses. In addition, the Company's transfer agent, American Stock Transfer & Trust Company, Inc., will assist in the solicitation of Proxies from brokers, bank nominees and other institutional holders.

   Proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be received at the Company's principal executive offices on or before January 5, 1998 for inclusion in the Company's Proxy Statement with respect to such meeting.

                                            By Order of the Board of
                                            Directors

                                            /s/ LOUIS A. GUZZETTI, JR.
                                            ---------------------------------
                                            LOUIS A. GUZZETTI, JR.
                                            President and Chief Executive
                                            Officer

   It is important that the Proxies be returned promptly. Stockholders who do not expect to attend in person are urged to fill in, sign, date and return the enclosed Proxy.

   A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED WITHOUT CHARGE (EXCEPT FOR EXHIBITS TO SUCH ANNUAL REPORT, WHICH WILL BE FURNISHED UPON PAYMENT OF THE COMPANY'S REASONABLE EXPENSES IN FURNISHING SUCH EXHIBITS) BY ANY PERSON SOLICITED HEREUNDER BY WRITING TO:
CORPORATE SECRETARY, ENVIROSOURCE, INC., 1155 BUSINESS CENTER DRIVE, HORSHAM, PA 19044-3454.

                              [PRELIMINARY COPIES]

                               ENVIROSOURCE, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                  Annual Meeting of Stockholders to be held at Credit Lyonnais New York Branch, 1301 Avenue of the Americas, 19th Floor,
               New York, New York on June 19, 1997 at 10:00 A.M.

         The undersigned hereby constitutes and appoints Louis A. Guzzetti, Jr., Leon Z. Heller and James C. Hull, and each of them, proxies for the undersigned, with full power of substitution, to vote all shares of Common Stock of EnviroSource, Inc. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 19, 1997 or any adjournment or adjournments thereof, on all matters that may come before the Annual Meeting.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER, IF NO DIRECTION IS SPECIFIED, THIS PROXY WILL BE VOTED "FOR" ALL OF THE PROPOSALS LISTED HEREIN. In their discretion, the Proxies are authorized to vote upon such other and further business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

                  (To be completed and signed on reverse side)

A [x] Please mark your
      votes as in this
      example.

1. Approval of Amendment of the Company's Certificate of Incorporation.

FOR                           AGAINST                            ABSTAIN
[ ]                             [ ]                                [ ]

2. Election of Class B Directors

FOR                           WITHHOLD
[ ]                             [ ]

Nominees:  Wallace B. Askins

           John M. Roth

           J. Fredrick Simmons

           Arthur R. Seder, Jr
           (nominee only in the event the
           amendment to the Company's Certificate
           of Incorporation is not approved)

(Instructions: To withhold authority to vote for any individual nominee, print that nominee's name on the line provided below.)

--------------------------------------------------------------------------

3. Ratification and approval of selection of Ernst & Young LLP as the Company's Independent Public Accountants.

FOR                           AGAINST                            ABSTAIN
[ ]                             [ ]                                [ ]

Dated ______________________________, 1997

__________________________________________
               Signature
__________________________________________
       Signature if held jointly

(Please sign exactly as the name appears herein. If stock is held in names of joint owners, each should sign. Attorneys, executors, administrators, etc., should so indicate.)

If this Proxy is properly executed, the shares represented by this Proxy will be voted upon the proposals listed herein in accordance with the directions given by the stockholder, but if no such directions are given, this Proxy will be voted FOR all of such proposals.